EXHIBIT 4.14

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of June 30, 2023, Amcor plc (“Amcor,” “we,” “our,” or “us”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Ordinary Shares, par value $0.01 per share and (ii) 1.125% Guaranteed Senior Notes due 2027. Each of Amcor’s securities registered under Section 12 of the Exchange Act are listed on the New York Stock Exchange (the “NYSE”). CHESS Depositary Interests (“CDI’s”) representing our ordinary shares are traded on the Australian Securities Exchange (“ASX”).

DESCRIPTION OF ORDINARY SHARES

The following is a summary of the material terms of our ordinary shares as set forth in our Articles of Association and the material provisions of the laws of Jersey, Channel Islands. This summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Association, which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.14 is a part.

Share Capital

The authorized share capital of Amcor is $100,000,000, divided into 9,000,000,000 ordinary shares of $0.01 par value each and 1,000,000,000 preferred shares of $0.01 par value each, which may be issued in such class or classes or series as the our board of directors (“board”) may determine in accordance with our Articles of Association. As of August 15, 2023, we had 1,448,493,870 ordinary shares issued and outstanding.

All ordinary shares have equal voting rights and no right to a fixed income and carry the right to receive dividends that have been declared by Amcor. The holders of ordinary shares have the right to receive notice of, and to attend and vote at, all general meetings of Amcor. The rights and obligations attaching to any preferred shares will be determined at the time of issue by our board in its absolute discretion and must be set forth in a statement of rights. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both. We do not have any preferred shares issued and outstanding.

Our board may issue ordinary shares or preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of the NYSE, ASX or other stock exchange or quotation system on which any class or series of our ordinary shares may be listed or quoted.

Subject to our Articles of Association and the rights or restrictions attached to any shares or class of shares, if Amcor is wound up and the property of Amcor available for distribution among the shareholders is more than sufficient to pay (i) all the debts and liabilities of Amcor and (ii) the costs, charges and expenses of the winding up, the excess must be divided among the shareholders in proportion to the number of shares held by them, irrespective of the amounts paid or credited as paid on the shares. If Amcor is wound up, the directors or liquidator (as applicable) may, with the sanction of a special resolution of the shareholders of Amcor and any other sanction required by the Companies (Jersey) Law 1991 (the “Jersey Companies Law”), divide among the shareholders the whole or any part of the assets of Amcor and determine how the division will be carried out as between the shareholders or different classes of shareholders.

CDIs are units of beneficial ownership in shares constituted under Australian law which may be held and transferred through the CHESS system. For further information regarding the CDIs, see "—CHESS Depositary Interests" below. All references to shares in this summary will be deemed, where the context permits, also to be references to the CDIs.

Amcor's registered office address and the address where Amcor's register of members is maintained is 3rd Floor 44 Esplanade, St. Helier, Jersey JE4 9WG.

Organizational Documents; Governing Law

The rights of Amcor shareholders are governed by, among other things, our Articles of Association and the laws of Jersey, Channel Islands, including the Jersey Companies Law.

Voting Rights

Each ordinary share entitles the holder to one vote per share at any general meeting of shareholders. An ordinary resolution requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon. A special resolution requires approval by the holders of two-thirds of the voting rights represented at a meeting, in person or by proxy, and voting thereon (or such greater majority as the Articles of Association may prescribe).

Voting rights with respect to any class of preferred shares (if any) will be determined by our board and set out in the relevant statement of rights for such class.

Neither Jersey law nor the Articles of Association restrict non-resident shareholders from holding or exercising voting rights in relation of our ordinary shares. There are no provisions in the Jersey Companies Law relating to cumulative voting.

No Preemptive Rights

Amcor shareholders do not have preemptive rights to acquire newly issued ordinary shares.

Variation of Rights

The rights attached to any class of ordinary shares, such as voting, dividends and the like, may, unless their terms of issue state otherwise, be varied by a special resolution passed at a separate meeting of the holders of shares of such class.

Certificated and Uncertificated Shares

Ordinary shares may be held in either certificated or uncertificated form. Every holder of certificated shares is entitled, without payment, to have a certificate for the shares that it owns executed under Amcor's seal or in such other manner as provided by the Jersey Companies Law.

Transfer of Shares

Generally, fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument.

Dividends

Our board may declare and pay any dividends from time to time as it may determine. Our board may rescind a decision to pay a dividend if it decides, before the payment date, that Amcor's financial position no longer justifies the payment. The payment of a dividend does not require shareholder confirmation or approval at a general meeting of the shareholders.

Holders of our ordinary shares are entitled to receive equally, on a per share basis, any dividends that may be declared in respect of ordinary shares by our board.

Our board may direct that a dividend will be satisfied from any available source permitted by law, including wholly or partly by the distribution of assets, including paid up shares or securities of another company. If Amcor declares cash dividends, such dividends will be declared in U.S. dollars.

Under the Jersey Companies Law, dividends may be paid from any source permitted by law (other than from nominal capital account and capital redemption reserve), subject to a requirement for the directors who are to authorize the payment of any dividend to make a statutory solvency statement.

Our Articles of Association permit our board to require that all dividend payments will be paid only through electronic transfer into an account selected by the shareholder rather than by a bank check.

No dividend or other monies payable on or in respect of a share will bear interest as against Amcor (unless the terms of the share specify otherwise).

If any dividend is unclaimed for 11 calendar months after issuance, our board may stop payment on the dividend or otherwise make use of the unclaimed amount for the benefit of Amcor until claimed or otherwise disposed of according to the laws relating to unclaimed monies.

Alteration of Share Capital

Under the Jersey Companies Law, Amcor may, by special resolution of its shareholders: increase its share capital; consolidate and sub-divide; convert shares into or from stock; re-denominate any of its shares into another currency or reduce its share capital, capital redemption reserve or share premium account in any way.

Redeemable Shares

Our ordinary shares will not initially be redeemable. Pursuant to the Jersey Companies Law and our Articles of Association, our board may issue redeemable shares or convert existing non-redeemable shares, whether issued or not, into redeemable shares, which shares will be, in each case, redeemable in accordance with their terms or at the option of Amcor and/or at the option of the holder (provided that an issued non-redeemable share may only be converted into a redeemable share with the agreement of the holder or pursuant to a special resolution).

Purchase of Own Shares

Subject to the provisions of the Jersey Companies Law and our Articles of Association, Amcor may purchase its own shares or CDIs and either cancel them or hold them as treasury shares.

Under Jersey law, Amcor's purchase of its own shares must be sanctioned by a special resolution of Amcor's shareholders. If the purchase is to be made on a stock exchange, the special resolution must specify the maximum number of shares or CDIs to be purchased, the maximum and minimum prices which may be paid, and the date on which the authority to purchase is to expire (which may not be more than five years after the date of the resolution). If the purchase is to be made otherwise than on a stock exchange, the purchase must be made pursuant to a written purchase contract approved in advance by a resolution of shareholders (excluding the shareholder from whom Amcor proposes to purchase shares or CDIs).

Shareholder Meetings

Annual Meetings of Shareholders

Under Jersey law, Amcor must hold an annual general meeting once every calendar year and not more than 18 months may elapse between two successive annual general meetings, at such date, time and place as may be determined by our Board.

A general shareholder meeting may only be called by a resolution of the board or as otherwise provided in the Jersey Companies Law.

Special Meetings of Shareholders

The board may, and upon request of shareholders as required by Jersey law (and as described below) must, convene an extraordinary general meeting of the shareholders.

Under the Jersey Companies Law, shareholders of Amcor holding 10% or more of the company's voting rights and entitled to vote at the relevant meeting may legally require the directors to call a meeting of shareholders. Upon receiving a requisition notice from shareholders, the board must call a special meeting as soon as practicable but in any case not later than two months after the date of the requisition. If the directors do not within 21 days from the date of the deposit of the requisition proceed to call a meeting to be held within two months of that date, the requisitionists, or any of them representing more than half of the total voting rights of all of them, may themselves call a meeting, but a meeting so called may not be held after three months from that date.

Notice of Meetings; Record Date

Under the Articles of Association and applicable stock exchange listing rules, the notice for a general meeting must be sent to all shareholders. The content of a notice of a general meeting called by the board is to be decided by the board, but it must designate the meeting as an annual or extraordinary general meeting and must state the general nature of the business to be transacted at the meeting and any other matters required by the Jersey Companies Law.

For the purpose of determining whether a person is entitled as a shareholder to attend or vote at a meeting and how many votes such person may cast, Amcor may specify in the notice a date not more than 60 days nor less than 10 days before the date fixed for the meeting, as the date for the determination of the shareholders entitled to receive notice of, attend or vote at the meeting or appoint a proxy. Amcor may specify a separate time by which a CDI holder must be on the CDI register in order to direct the Depositary Nominee (as defined herein) to vote or appoint a proxy.

Quorum

Under the Articles of Association, no business may be transacted at any general meeting unless a quorum (the holders of shares representing at least the majority of total voting rights of all shareholders entitled to vote at such meeting) is present in person or by proxy at the time when the meeting proceeds to business.

Action by Written Consent

The Articles of Association prohibit actions to be taken by unanimous written consent. Under the Articles of Association, any action required or permitted to be taken by shareholders or any class of them must be effected at a general meeting of Amcor or of the class in question and may not be effected by any consent or resolution in writing of the shareholders.

Shareholder Proposals

Under Articles of Association, a shareholder of record who has the right to vote at an annual general meeting may, on giving notice to Amcor no more than 120 days and no less than 90 days before the date which is one year after the date of the previous annual general meeting, require Amcor to include a resolution to be proposed at the annual general meeting. Any proposed business must be a proper matter for shareholder action.

In addition, a shareholder of record who has the right to vote at general meetings may propose persons for nomination as directors subject to complying with the applicable requirements to be set forth in the Articles of Association, including delivery to Amcor of specified information on director nominees. Shareholder nominations must be made on notice of (i) in the case of annual general meetings, no more than 120 calendar days and no less than 90 days (in each case from the anniversary date of the preceding annual general meeting), or (ii) in the case of extraordinary general meetings called for the purpose of electing directors, not later than the 10th day following the day on which notice of the date of such meeting was mailed.

Conditions of Admission

Under the Articles of Association, the board and the chairperson of any general meeting may make any arrangement and impose any requirement or restriction it or he or she considers appropriate to ensure the safety of persons attending and the orderly conduct of a general meeting including, without limitation, requirements for identification to be produced by those attending the meeting, searches and the restriction of items that may be taken into the meeting place. The board and, at any general meeting, the chairperson are entitled to refuse entry to a person who refuses to comply with these arrangements, requirements or restrictions.

Board of Directors

Election of Directors

Amcor directors are appointed by Amcor's board of directors and shall hold office until the next annual general meeting following such appointment. Under the Articles of Association, all directors are subject to annual re-election by shareholders. Directors will hold office until the conclusion of the next annual general meeting following his or her appointment, unless such director is re-elected at the general meeting.

Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) will be elected as directors and an absolute majority of votes cast will not be a pre-requisite to the election of such directors.

Removal of Directors

Under the Articles of Association, a director may only be removed from office by ordinary resolution of Amcor shareholders as a result of:

•the director's conviction (with a plea of nolo contendere deemed to be a conviction) of a serious felony involving moral turpitude or a violation of U.S. federal or state securities law, but excluding a conviction based entirely on vicarious liability; or
•the director's commission of any material act of dishonesty (such as embezzlement) resulting or intended to result in material personal gain or enrichment of the director at the expense of the Company or any subsidiary and which act, if made the subject to criminal charges, would be reasonably likely to be charged as a felony.

For these purposes nolo contendere, felony, and moral turpitude have the meaning given to them by the laws of the United States of America or any relevant state thereof and shall include equivalent acts in any other jurisdiction.

Vacancies

The Articles of Association provide that any vacancy occurring on the Amcor board (whether caused by increase in size of the Amcor board, or by death, disability, resignation, removal, or otherwise) shall only be filled by a majority of the Amcor board then in office, even though fewer than a quorum.

Any directors appointed by the Amcor board to fill a vacancy will hold office until the next annual general meeting following his or her appointment.

Business Combinations with Interested Shareholders

Under the Articles of Association, Amcor is prohibited from engaging in any business combination with any "interested shareholder" for a period of three years following the time that such shareholder became an interested shareholder (subject to certain specified exceptions), unless (in addition to other exceptions) prior to such business combination the board approved either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder."

An "interested shareholder" is (subject to certain specified exceptions) any person (together with its affiliates and associates) that (i) owns more than 15% of Amcor's voting stock or (ii) is an affiliate or associate of Amcor and owned more than 15% of Amcor's voting stock within three years of the date on which it is sought to be determined whether such person is an "interested shareholder."

Disclosure of Shareholding Ownership

Holders of beneficial interests in Amcor ordinary shares must comply with the beneficial ownership disclosure obligations contained in section 13(d) of the Exchange Act and the rules promulgated thereunder.

Under the Articles of Association, Amcor may, by written notice, require any person whom Amcor knows or has reasonable cause to believe to hold an interest in Amcor ordinary shares or to have held an interest at any time during the three years prior, to confirm whether that is the case and give further information as to their interest as requested.

Where a person fails to comply with such notice within the reasonable time period specified in the notice or has made a statement which is false or inadequate, then, unless the Amcor board determines otherwise, the following restrictions will apply to the applicable shares and to any new shares issued in right of those shares for so long as such person remains in default under the notice:

•no voting rights will be exercisable in respect of those shares;

•any dividend or other distribution payable in respect of those shares will be withheld by Amcor without interest; and

•no transfer of those shares will be registered except for an "excepted transfer".

An "excepted transfer" means a transfer:

•pursuant to acceptance of a takeover offer under the Jersey Companies Law;

•made through the NYSE, ASX or any other stock exchange on which Amcor ordinary shares are normally traded; or

•of the whole of a person's beneficial interest in the shares to an unaffiliated third party.

CHESS Depositary Interests

CDIs are quoted and traded on the financial market operated by ASX. Ordinary shares are not traded on the financial market operated by the ASX. This is because ASX's electronic settlement system, known as CHESS, cannot be used directly for the transfer of securities of issuers, such as Amcor, incorporated in countries whose laws do not recognize CHESS as a system to record uncertificated holdings or to electronically transfer legal title. CDIs have been created to facilitate electronic settlement and transfer in Australia for companies in this situation.

CDIs are a type of depositary receipt which provide the holder with ultimate beneficial ownership of the underlying ordinary shares of Amcor. The legal title to these ordinary shares is held by Cede & Co., with CHESS Depositary Nominees Pty Ltd (ABN 75 071 346 506), a wholly-owned subsidiary of ASX, which we refer to as the “Depositary Nominee,” holding the beneficial title to those ordinary shares on behalf of CDI holders.

Each CDI represents a beneficial interest in one ordinary share and, unlike ordinary shares, each CDI can be held, transferred and settled electronically through CHESS.

CDIs are traded electronically on the financial market operated by the ASX. However, there are a number of differences between holding CDIs and ordinary shares. The major differences are that:

•CDI holders do not have legal title in the underlying ordinary shares to which the CDIs relate (the chain of title in the ordinary shares underlying the CDIs is summarized above);

•CDI holders are not able to vote personally as shareholders at a meeting of Amcor. Instead, CDI holders are provided with a voting instruction form which will enable them to instruct the Depositary Nominee in relation to the exercise of voting rights. In addition, a CDI holder is able to request the Depositary Nominee to appoint the CDI holder or a third party nominated by the CDI holder as its proxy so that the proxy so appointed may exercise the votes attaching to the ordinary shares; and

•CDI holders will not be directly entitled to certain other rights conferred on holders of ordinary shares, including the right to apply to a Jersey court for an order on the grounds that the affairs of Amcor are being conducted in a manner which is unfairly prejudicial to the interests of Amcor shareholders; and the right to apply to the Jersey Financial Services Commission to have an inspector appointed to investigate the affairs of Amcor.

Alternatively, CDI holders can convert their CDIs into Amcor ordinary shares in sufficient time before the relevant meeting, in which case they will be able to vote personally as shareholders of Amcor.

Application of Standard Table

The "standard table" of provisions under the Jersey Companies Law does not apply.

Material Differences Between Rights of Holders of Amcor’s Ordinary Shares and Rights of Holders of the Common Stock of Delaware Corporations

Jersey, Channel Islands, companies are governed by the Jersey Companies Law. The Jersey Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Jersey Companies Law applicable to Amcor and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Corporate law issue	Delaware law	Jersey law
Special Meetings of Shareholders
Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws.

However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Under Delaware corporate law, a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a shareholders meeting.

The Jersey Companies Law does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting. However, under the Jersey Companies Law, shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may require the directors to call a meeting of shareholders. This must be held as soon as practicable but in any case not later than two months after the date of the deposit of the requisition. The requisition shall state the objects of the meeting.

Pursuant to the Articles of Association, no business may be transacted at a general meeting, except the election of a chairperson and the adjournment of the meeting, unless a quorum of members is present when the meeting proceeds to business.

Under the Jersey Companies Law, the quorum requirements for shareholders meetings can be prescribed in a company’s articles of association. The Articles of Association provide that a quorum is persons holding or representing by proxy, attorney or Representative (as defined in the Articles of Association) at least a majority of the voting power of the shares entitled to vote at such meeting.

Interested Shareholders Transactions
The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned more than 15% of the target’s outstanding voting stock within the past three years.

This has the effect of limiting the ability of a potential acquirer to make a two tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business

The Jersey Companies Law has no comparable provision. As a result, Amcor cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Corporate law issue	Delaware law	Jersey law

combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Interested Director Transactions
Interested director transactions are permissible and may not be legally voided if:

• either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

• the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution of shareholders (requiring a two-thirds majority of the shareholders voting) and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting	Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.

	The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.	There are no provisions in relation to cumulative voting under the Jersey Companies Law.

Corporate law issue	Delaware law	Jersey law
Approval of Corporate Matters by Written Consent	Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.	Under the Articles of Association, shareholders may not pass a resolution by written consent.
Business Combinations and Asset Sales	With certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.	The Jersey Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Jersey Companies Law requires the directors of the constituent companies to enter into and to approve a written merger agreement (in certain, but not all, circumstances), which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s articles of association)). In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger.

The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on

Corporate law issue	Delaware law	Jersey law
terms different than those under which the person made such offer.

In addition, where the company and its creditors or shareholders or a class of either of them propose a compromise or arrangement between the company and its creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court.

The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

The Jersey Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the best interests of the company.

Election and Removal of Directors	Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.	As permitted by the Jersey Companies Law and pursuant to the Articles of Association, directors of Amcor can be appointed and removed in the manner described in the section headed “Board of Directors” above.

Corporate law issue	Delaware law	Jersey law
Fiduciary Duties of Directors	Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.	Under the Jersey Companies Law, a director of a Jersey company, in exercising the director’s powers and discharging the director’s duties, has a fiduciary duty to act honestly and in good faith with a view to the best interests of the company; and a duty of care to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Customary law is also an important source of law in the area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Jersey courts view English common law as highly persuasive in this area. In summary, the following duties will apply as manifestations of the general fiduciary duty under the Jersey Companies Law: a duty to act in good faith and in what he or she bona fide considers to be the best interests of the company; a duty to exercise powers for a proper purpose; a duty to avoid any actual or potential conflict between his or her own and the company’s interests; and a duty to account for profits and not take personal profit from any opportunities arising from his or her directorship, even if he or she is acting honestly and for the good of the company. However, the articles of association of a company may permit the director to be personally interested in arrangements involving the company (subject to the requirement to have disclosed such interest).

Under the Articles of Association, a director who has an interest in a matter that is being considered at a meeting of the Board (as defined in the Articles of Association) may, despite that interest, be present and be counted in a quorum at the meeting, unless that is prohibited by the Jersey Companies Law, but may not vote on the matter if such interest is one which to a material extent conflicts or may conflict with the interests of the Company and of which the director is aware, and in respect of any such matter the decision of the chairperson of the meeting shall be final.
Limitations on Director’s Liability and Indemnification of Directors and Officers	A Delaware corporation may include, subject to certain exceptions, in its certificate of incorporation provisions limiting the personal liability of its directors and officers to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that	The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty. However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities:

• incurred in defending any civil or criminal legal proceedings where:

Corporate law issue	Delaware law	Jersey law
involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock purchases, or redemptions, or any transaction from which a director derived an improper personal benefit.

Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in defense of an action, suit, or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.
• the person is either acquitted or receives a judgment in their favor;

• where the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

• where the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

• incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

• incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty, or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

• incurred in a case in which the company normally maintains insurance for persons other than directors.

The Articles of Association provide that Amcor must indemnify each Officer on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses incurred by the Officer as a present or former director or officer of the Company or of a related body corporate.
Variation of Rights of Shares	Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.	Under Jersey law and the Articles of Association, if Amcor’s share capital is divided into more than one class of shares, the rights attached to any class of shares may, unless their terms of issue state otherwise, be varied (i) with the written consent of the holders of two-thirds of the shares of the class; or (ii) by a special resolution passed at a separate meeting of the holders of shares of the class.
Appraisal Rights	A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.	In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by

Corporate law issue	Delaware law	Jersey law
the merger and the Court’s powers extend to specifying terms of acquisition different from those of the offer (which could include terms as to price or form of consideration).
Shareholder Suits	Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste, and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at a minimum the shareholder making the application.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders. There may be customary personal law actions available to shareholders which would include certain derivate and other actions to bring proceedings against the directors of the company as well as the company.

In principle, Amcor will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority shareholder. However, a minority shareholder can seek in limited circumstances agreement from the court for special dispensation if the shareholder can show:

• that there are wrongdoers in control of the company;

• those wrongdoers are using their power to prevent anything being done about it;

• the wrongdoing is unconscionable and oppressive; and

• in certain other limited circumstances.

Under the Articles of Association, unless the Jersey Companies Law or any other Jersey law provides otherwise or unless the Board determines otherwise, the Royal Court of Jersey is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Amcor; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or

Corporate law issue	Delaware law	Jersey law
officer of Amcor to Amcor or its members, creditors or other constituents; (iii) any action asserting a claim against Amcor or any director or officer of Amcor arising pursuant to any provision of the Jersey Companies Law or the Articles of Association; or (iv) any action asserting a claim against Amcor or any director or officer of Amcor governed by the internal affairs doctrine. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits.
Inspection of Books and Records	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.	Shareholders of Amcor will have the right under the Jersey Companies Law to inspect Amcor’s register of shareholders and, provided certain conditions are met, to obtain a copy. Shareholders of Amcor will also be able to inspect the minutes of any shareholder meetings.

The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge and, in the case of a public company or a company which is a subsidiary of a public company, of any other person on payment of such sum (if any), not exceeding £5, as the company may require.

Amendments of Governing Documents	Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote. Bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.	The memorandum of association and articles of association of a Jersey company may only be amended by special resolution passed by shareholders in general meeting or by written resolution passed in accordance with its articles of association.

Corporate law issue	Delaware law	Jersey law
Dissolution and Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors.	Under the Jersey Companies Law and the Articles of Association, Amcor may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so.

Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.

DESCRIPTION OF THE NOTES

The following description of the 1.125% Senior Notes due 2027 (the “Notes”) issued by Amcor UK Finance plc, a subsidiary of Amcor (the “Issuer”) summarizes certain material terms of the Notes. This description is qualified in its entirety by reference to the indenture, which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.14 is a part.

The Notes were issued pursuant to an indenture dated as of June 23, 2020 among the Issuer, Amcor, AFUI, Amcor Pty Ltd and Amcor Flexibles North America, Inc., as guarantors, and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), as supplemented by an officer's certificate, dated as of June 23, 2020. We refer to the original indenture, as supplemented, as the indenture. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the indenture may be obtained from the Issuer or the Trustee.

The Issuer issued the Notes in fully registered form in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes were issued in the form of one or more global note, without coupons, which were deposited initially with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. There is no security register for the Notes in the United Kingdom or Australia. The Trustee acts as paying agent, transfer agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Issuer may change the paying agent, transfer agent and registrar without notice to holders of the Notes, and may change the paying agent upon notice to the Trustee.

General

Unless earlier redeemed in the circumstances set out below, the Notes will mature on June 23, 2027 at a price equal to 100% of their principal amount.

The Notes were offered in the principal amount of €500,000,000.

In any case where the due date for the payment of the principal amount of, or any premium or interest with respect to, the Notes or the date fixed for redemption of the Notes, shall not be a Business Day, then payment of the principal amount, premium, if any, or interest, including any Additional Amounts (as defined below) payable in respect thereto may be made on the next succeeding Business Day with the same force and effect as if made on the date for such payment or the date fixed for redemption, and no interest shall accrue for the period after such date.

The Notes are not entitled to the benefits of any sinking fund. The Notes are subject to defeasance as described under "—Defeasance and covenant defeasance.”

Interest

The Notes bear interest from the date of issuance, payable annually on June 23 of each year, beginning June 23, 2021, to the persons in whose names such Notes are registered at the close of business on the date that is (i) in the case of Notes represented by a global note, the clearing system business day (for this purpose, a day on which Clearstream and Euroclear settle payments in euro) immediately preceding the relevant interest payment and (ii) in all other cases, 15 calendar days prior to the relevant interest payment date (whether or not a Business Day) (for the purposes of clauses (i) and (ii), such day, the "Record Date"). Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or June 23, 2020, if no interest has been paid on the applicable Notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date would otherwise be a day that is not a Business Day, such interest payment date will be postponed to the next date that is a Business Day and no interest will accrue on the amounts payable from and after such interest payment date to the next Business Day. If the maturity date of the Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day.

Issuance in euro

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the Notes, will be made in euro; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default (as defined in the indenture). Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As of August 11, 2023, the rate published by the Board of Governors of the Federal Reserve System for the euro/U.S. dollar exchange rate was €1 = U.S. $1.0957.

Further issues

The indenture provides that the Notes may be issued from time to time without limitation as to aggregate principal amount. Therefore, in the future, the Issuer may, without the consent of the holders of the Notes, create and issue under the indenture additional debt securities having the same terms and conditions as the Notes (except for the issue date and, under certain circumstances, the first date of interest accrual, the first interest payment date and terms relating to restrictions on transfer or registration rights), provided that if such additional debt securities are not fungible with the Notes for U.S. federal income tax purposes, such additional debt securities will have a different CUSIP number from the Notes. We refer to any such additional debt securities, as "Additional Notes". Any Additional Notes of a series will form a single series of debt securities with the Notes.

Guarantee

Under the Guarantee, each of Amcor, Amcor Finance (USA), Inc. (“AFUI”), Amcor Pty Ltd and Amcor Flexibles North America, Inc. (collectively, the “Guarantors”) will fully and unconditionally guarantee the due and punctual payment of the principal, interest, premium (if any), and all other amounts due under the indenture and on the Notes when the Notes become due and payable, whether at maturity, pursuant to optional redemption, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the Notes.

The obligations of the Guarantors under the Guarantee are unconditional, regardless of the enforceability of the Notes, and will not be discharged until all obligations under the Notes and the indenture are satisfied. Holders of the Notes may proceed directly against the Guarantors under the Guarantee if an event of default affecting the Notes occurs without first proceeding against the Issuer.

Additional subsidiary guarantors

Amcor has covenanted and agreed under the indenture that it will cause each of its Subsidiaries (other than the Issuer and any Subsidiary that is already a Guarantor under the indenture) that at any time has outstanding a guarantee with respect to any Specified Indebtedness, or is otherwise an obligor, a co-obligor or jointly liable with the Issuer or any applicable Guarantor with respect to any Specified Indebtedness, to execute and deliver to the Trustee a supplemental indenture within 30 days of such Subsidiary guaranteeing, or otherwise becoming an obligor, a co-obligor or jointly liable with the Issuer or any applicable Guarantor in respect of, such Specified Indebtedness, pursuant to which such Subsidiary will guarantee the Notes issued under the indenture on the same terms and subject to the same conditions and limitations as set forth in the indenture.

Any supplemental indenture entered into in accordance with the indenture in connection with the provision of a Guarantee by an additional Subsidiary Guarantor may include a limitation on such Subsidiary Guarantee that is required under the law of the jurisdiction in which such Subsidiary is incorporated or organized, provided that such limitation shall also be contained in any other guarantee provided by such Subsidiary in respect of any Specified Indebtedness.

Release of subsidiary guarantors

As more fully described in the indenture, any Subsidiary of Amcor that provides a Guarantee in respect of the Notes (a "Subsidiary Guarantor") may be released at any time from its Guarantee without the consent of any holder of the Notes if, at such time, no Default or Event of Default has occurred and is continuing, and either (a) such Subsidiary Guarantor is no longer, or at the time of release will no longer be, a Subsidiary of Amcor or (b) such Subsidiary Guarantor shall not have outstanding a guarantee with respect to any Specified Indebtedness or otherwise be an obligor, co-obligor or jointly liable with respect to any Specified Indebtedness (or shall be released with respect to its Guarantee under the indenture simultaneously with its release under guarantees or other obligations with respect to all Specified Indebtedness).

Ranking

The Notes are unsecured obligations of the Issuer and rank on a parity basis with all of the Issuer's other unsecured and unsubordinated obligations, and each of the Guarantees are an unsecured obligation of the applicable Guarantor and rank on a parity basis with all other unsecured and unsubordinated indebtedness of such Guarantor except, in each case, indebtedness mandatorily preferred by law.

The Notes are effectively subordinated to any existing and future secured obligations of the Issuer to the extent of the value of the assets securing any such obligations, and since the Notes are unsecured obligations of the Issuer, in the event of a bankruptcy or insolvency, the Issuer's secured lenders will have a prior secured claim to any collateral securing the obligations owed to them. Each of the Guarantees are effectively subordinated to any existing and future secured obligations of the applicable Guarantor to the extent of the value of the assets securing such obligations, and since each of the Guarantees is an unsecured obligation of the corresponding Guarantor, in the event of bankruptcy or insolvency, each such Guarantor's secured lenders will have a prior secured claim to any collateral securing the obligation owed to them. As of June 30, 2022, the Issuer and the Guarantors had no secured indebtedness outstanding.

The Notes and each of the related Guarantees are also be structurally subordinated to all existing and future indebtedness and other liabilities, whether or not secured, of any Subsidiary of Amcor (other than Amcor UK) that does not guarantee such Notes (including any subsidiaries that Amcor may in the future acquire or establish to the extent they do not guarantee such Notes). Amcor, AFUI, Amcor Pty Ltd and Amcor Flexibles North America, Inc. are the initial Guarantors of the Notes. See "—Guarantees."

As of June 30, 2023, (i) the Issuer and the Guarantors had $6,625 million in aggregate principal amount of total indebtedness, other than intercompany indebtedness (of which none was secured) and (ii) the non-guarantor subsidiaries, including joint ventures, had $121 million of total indebtedness (of which $88 million was secured). For the year ended June 30, 2023, the non-guarantor subsidiaries, including joint ventures, represented 93% of Amcor's sales revenue.

Registration of transfer and exchange

General

Subject to the limitations applicable to global notes, the Notes may be presented for exchange for other Notes of any authorized denominations and of a like tenor and aggregate principal amount or for registration of transfer by the holder thereof or his attorney duly authorized in writing and, if so required by the Issuer, the Guarantors or the Trustee, with the form of transfer thereon duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Guarantors or the Registrar (as defined below) duly executed, at the office of the Registrar or at the office of any other transfer agent designated by the Issuer or such Guarantors for such purpose. No service charge will be made for any exchange or registration of transfer of the Notes, but the Issuer or the Guarantors may require payment of a sum by the holder of a Note sufficient to cover any tax or other governmental charge payable in connection therewith.

Such transfer or exchange will be effected upon the Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Registrar may decline to accept any request for an exchange or registration of transfer of any Note during the period of 15 days preceding the due date for any payment of interest on, principal of or any other payments on or in respect of the Notes. The Issuer and the Guarantors have appointed the Trustee as Registrar (the "Registrar"). The Issuer and the Guarantors may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts; provided, however, that there shall at all times be a transfer agent in the Borough of Manhattan, The City of New York.

Payment of additional amounts

All payments of, or in respect of, principal of, and any premium and interest on, the Notes, and all payments pursuant to the Guarantees, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United States (including the District of Columbia and any state, possession or territory thereof), Jersey, Australia, the United Kingdom or any other jurisdiction in which the Issuer or the Guarantors becomes a resident for tax purposes (whether by merger, consolidation or otherwise) or through which the Issuer or any Guarantor makes payment on the Notes or any Guarantee (each, a "Relevant Jurisdiction") or any political subdivision or taxing authority of any of the foregoing, unless such taxes, duties, assessments or governmental charges are required by the law of the Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein to be withheld or deducted. In that event, the Issuer or the Guarantors, as applicable, will pay such additional amounts ("Additional Amounts") as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such Additional Amounts) in the payment to the holder of the Notes of the amounts which would have been payable in respect of such Notes or Guarantee had no such withholding or deduction been required, except that no Additional Amounts shall be so payable for or on account of:

(1) any withholding, deduction, tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that such holder or beneficial owner of the Notes:

(a) is or was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or is or was physically present in, the United States, Jersey, Australia, the United Kingdom, or other Relevant Jurisdiction or otherwise had some connection with the United States, Jersey, Australia, the United Kingdom, or other Relevant Jurisdiction other than the mere ownership of, or receipt of payment under, such Notes or Guarantee;

(b) presented such Note or Guarantee for payment in any Relevant Jurisdiction, unless such Note or Guarantee could not have been presented for payment elsewhere;

(c) presented such Note or Guarantee (where presentation is required) more than thirty (30) days after the date on which the payment in respect of such Note or Guarantee first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such Note or Guarantee for payment on any day within such period of thirty (30) days; or

(d) with respect to any withholding or deduction of taxes, duties, assessments or other governmental charges imposed by the United States, or any of its territories or any political subdivision thereof or any taxing authority thereof or therein, is or was with respect to the United States a citizen or resident of the United States, treated as a resident of the United States, present in the United States, engaged in business in the United States, a person with a permanent establishment or fixed base in the United States, a "ten percent shareholder" of the Issuer or the Guarantors, a passive foreign investment company, or a controlled foreign corporation, or has or has had some other connection with the United States (other than the mere receipt of a payment or the ownership of holding a Note;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any withholding or deduction on account of such tax, assessment or other government charge;

(3) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or any premium and interest on, the Notes or the Guarantees thereof;

(4) any withholding, deduction, tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply in a timely manner by the holder of such Note or, in the case of a global security, the beneficial owner of such Global Note, with a timely request of the Issuer, the Guarantors, the Trustee or any Paying Agent addressed to such holder or beneficial owner, as the case may be, (a) to provide information concerning the nationality, residence or identity of such holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of any Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein as a precondition to exemption from all or part of such withholding, deduction, tax, duty, assessment or other governmental charge (including without limitation the filing of an Internal Revenue Service ("IRS") Form W-8BEN, W-8BEN-E, W-8ECI or W-9);

(5) any withholding, deduction, tax, duty, assessment or other governmental charge which is imposed or withheld by or by reason of the Australian Commissioner of Taxation giving a notice under section 255 of the Income Tax Assessment Act 1936 (Cth) of Australia or section 260-5 of Schedule 1 of the Taxation Administration Act 1953 (Cth) of Australia or under a similar provision;

(6) any taxes imposed or withheld by reason of the failure of the holder or beneficial owner of the Notes to comply with (a) the requirements of Sections 1471 through 1474 (commonly known as "FATCA") of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury regulations issued thereunder or any official interpretation thereof or any agreement entered into pursuant to Section 1471 of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction or relating to any intergovernmental agreement between the United States and any other jurisdiction, which, in either case, facilitates the implementation of clause (a) above and (c) any agreement pursuant to the implementation of clauses (a) and (b) above with the IRS, the U.S. government or any governmental or taxation authority in any other jurisdiction; or

(7) any combination of items (1), (2), (3), (4), (5) and (6);

nor shall Additional Amounts be paid with respect to any payment of, or in respect of, the principal of, or any premium or interest on, any such Note or Guarantee to any such holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such Note or Guarantee would, under the laws of any Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of the Note or Guarantee.

Whenever there is mentioned, in any context, any payment of or in respect of the principal of, or any premium or interest on, any Notes (or any payments pursuant to the Guarantees thereof), such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture, and any express mention of the payment of Additional Amounts in any provisions of the indenture shall not be construed as excluding Additional Amounts in those provisions of the indenture where such express mention is not made.

Certain other additional amounts may be payable in respect of Notes and Guarantees as a result of certain consolidations or mergers involving, or conveyances, transfer or leases of properties and assets by, the Issuer or the Guarantors. See "—Certain covenants—Consolidation, merger and sale of assets.”

Amcor's obligations to pay Additional Amounts if and when due will survive the termination of the indenture and the payment of all other amounts in respect of the Notes.

Redemption for changes in withholding taxes

If, as the result of (a) any change in or any amendment to the laws, regulations, published practice or published tax rulings of any Relevant Jurisdiction, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or (b) any change in the official administration, application, or interpretation by a relevant court or tribunal, government or government authority of any Relevant Jurisdiction of such laws, regulations, published practice or published tax rulings either generally or in relation to the Notes or the Guarantees, which change or amendment becomes effective on or after the later of (x) the original issue date of the Notes or the Guarantees or (y) the date on which a jurisdiction becomes a Relevant Jurisdiction (whether by consolidation, merger or transfer of assets of the Issuer or any Guarantor, change in place of payment on the Notes or any Guarantee or otherwise) or which change in official administration, application or interpretation shall not have been available to the public prior to such later date, the Issuer or the applicable Guarantors would be required to pay any Additional Amounts pursuant to the indenture or the terms of any Guarantee in respect of interest on the next succeeding interest payment date (assuming, in the case of the Guarantors, a payment in respect of such interest was required to be made by the applicable Guarantor under the Guarantee thereof on such interest payment date and the applicable Guarantor would be unable, for reasons outside their control, to procure payment by the Issuer), and the obligation to pay Additional Amounts cannot be avoided by the use of commercially reasonable measures available to the Issuer or the applicable Guarantor, the Issuer may, at its option, redeem all (but not less than all) of the corresponding Notes, upon not less than 30 nor more than 60 days' written notice as provided in the indenture (i) in the case of Notes represented by a global note, to and through Euroclear or Clearstream for communication by them to the holders of interests in the Notes to be so redeemed, or (ii) in the case of definitive Notes, to each holder of record of the Notes to be redeemed at its registered address, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date fixed for redemption; provided, however, that:

(1) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer or the applicable Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes or the applicable Guarantee thereof then due; and

(2) at the time any such redemption notice is given, such obligation to pay such Additional Amounts must remain in effect.

Prior to any such redemption, the Issuer, the applicable Guarantor or any Person with whom the Issuer or the applicable Guarantor has consolidated or merged, or to whom the Issuer or the applicable Guarantor has conveyed or transferred or leased all or substantially all of its properties and assets (the successor Person in any such transaction, a "Successor Person"), as the case may be, shall provide the Trustee with an opinion of counsel to the effect that the conditions precedent to such redemption have occurred and a certificate signed by an authorized officer stating that the obligation to pay Additional Amounts cannot be avoided by taking measures that the Issuer, the applicable Guarantor or the Successor Person, as the case may be, believes are commercially reasonable.

Optional redemption

The Notes are redeemable, in whole or in part, at the option of the Issuer at any time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) as determined by the Quotation Agent (as defined below), the sum of (a) the present value of the principal amount of the Notes to be redeemed and (b) the present value of the remaining scheduled payments of interest thereon (not including any portion of such payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the Note being redeemed, in each case, discounted to the date of redemption on an annual basis (Actual/Actual ICMA) at the Comparable Government Bond Rate (as defined below) plus 30 basis points (0.300%), plus, in each case, accrued and unpaid interest thereon to the date of redemption; provided, however, notwithstanding the foregoing, if the Issuer redeems any of the Notes on or after the Par Call Date (as defined below), such Notes are redeemable at the Issuer's option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date of such Notes being redeemed to such date of redemption.

The principal amount of any Note remaining outstanding after a redemption in part shall be €100,000 or a higher integral multiple of €1,000. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders of Notes as of the close of business on the relevant record date according to the Notes and the indenture.

"Comparable Government Bond" means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us (the "Quotation Agent"), a German government bond whose maturity is closest to the par call date, or if such Quotation Agent in its discretion determines that such similar bond is not in issue, such other German government bond as such Quotation Agent may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

"Comparable Government Bond Rate" means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 A.M. (London time) on such Business Day as determined by the Quotation Agent selected by us.

"Par Call Date" means April 23, 2027.

Notice of any redemption will be provided at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed (i) in the case of Notes represented by a global note, to and through Euroclear or Clearstream for communication by them to the holders of interests in the Notes to be so redeemed, or (ii) in the case of definitive Notes, by mail to each holder of record of the Notes to be redeemed at its registered address. Unless the Issuer defaults in payment of the redemption price and accrued interest, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

If less than all of the Notes are being redeemed, the Notes for redemption will be selected as follows:

•if the Notes are held through Euroclear or Clearstream, in compliance with the standard procedures of Euroclear and Clearstream; or

•if the Notes are not held through any clearing system, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate.

The Trustee may select for redemption the Notes and portions of the Notes in amounts of €100,000 or integral multiples of €1,000 in excess thereof.

Governing law

The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning our relationship with the trustee

The Issuer and the Guarantors have commercial deposits and custodial arrangements with Deutsche Bank Trust Company Americas, or "Deutsche Bank," and may have borrowed money from Deutsche Bank or its affiliates in the normal course of business. The Issuer and the Guarantors may enter into similar or other banking relationships with Deutsche Bank or its affiliates in the future in the normal course of business. Deutsche Bank may also act as trustee with respect to other debt securities issued by the Issuer and the Guarantors.

Offers to purchase; open market purchases

Neither the Issuer nor any of the Guarantors is required to make any sinking fund payments or any offers to purchase with respect to the Notes or the Guarantees. The Issuer or the Guarantors may at any time and from time to time purchase Notes in the open market or otherwise.

Certain covenants

Pursuant to the indenture, the Issuer and each of the Guarantors have covenanted and agreed as follows.

Offer to repurchase upon change of control triggering event

The indenture provides that, upon the occurrence of a Change Of Control Triggering Event, unless the Issuer has exercised its right to redeem the Notes in accordance with their terms, each holder of the Notes will have the right to require the Issuer to purchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Issuer's option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send, by first class mail, a notice to each holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Trustee at the address specified in the notice, or transfer their Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Trustee, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all corresponding Notes properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Issuer offer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another "person" (as such terms is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Limitation on liens

Pursuant to the indenture, for so long as any of the Notes or any of the Guarantees are outstanding, Amcor will not, and will not permit any Subsidiary to, create, assume, incur, issue or otherwise have outstanding any Lien upon, or with respect to, any of the present or future business, property, undertaking, assets or revenues (including, without limitation, any Equity Interests and uncalled capital), whether now owned or hereafter acquired (together, "assets") of Amcor or such Subsidiary, to secure any Indebtedness, unless the Notes and applicable Guarantees are secured by such Lien equally and ratably with (or prior to) such Indebtedness, except for the following, to which this covenant shall not apply:

(a) Liens on assets securing Indebtedness of Amcor or such Subsidiary outstanding on the date of the indenture;

(b) Liens on assets securing Indebtedness owing to Amcor or any Subsidiary (other than a Project Subsidiary);

(c) Liens existing on any asset prior to the acquisition of such asset by Amcor or any Subsidiary after the original issue date of the Notes, provided that (i) such Lien has not been created in anticipation of such asset being so acquired, (ii) such Lien shall not apply to any other asset of Amcor or any Subsidiary, other than to proceeds and products of, and, in the case of any assets other than Equity Interests, after-acquired property that is affixed or incorporated into, the assets covered by such Lien on the date of such acquisition of such assets, (iii) such Lien shall secure only the Indebtedness secured by such Lien on the date of such acquisition of such asset and (iv) such Lien shall be discharged within one year of the date of acquisition of such asset or such later date as may be the date of the maturity of the Indebtedness that such Lien secures if such Indebtedness is fixed interest rate indebtedness that provides a commercial financial advantage to Amcor and the Subsidiaries;

(d) Liens on any assets of a Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) after the original issue date of the Notes that existed prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), provided that (i) such Lien has not been created in anticipation of such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Amcor or any Subsidiary, other than to proceeds and products of, and, in the case of any assets other than Equity Interests, after-acquired property that is affixed or incorporated into, the assets covered by such Lien on the date such Person becomes a Subsidiary (or is so merged or consolidated), (iii) such Lien shall secure only the Indebtedness secured by such Lien on the date such Person becomes a Subsidiary (or is so merged or consolidated) and (iv) such Lien shall be discharged within one year of the date such Person becomes a Subsidiary (or is so merged or consolidated) or such later date as may be the date of the maturity of the Indebtedness that such Lien secures if such Indebtedness is fixed interest rate indebtedness that provides a commercial financial advantage to Amcor and the Subsidiaries;

(e) Liens created to secure Indebtedness, directly or indirectly, incurred for the purpose of purchasing Equity Interests or other assets (other than real or personal property of the type contemplated by clause (f) below), provided that (i) such Lien shall secure only such Indebtedness incurred for the purpose of purchasing such assets, (ii) such Lien shall apply only to the assets so purchased (and to proceeds and products of, and, in the case of any assets other than Equity Interests, any subsequently after-acquired property that is affixed or incorporated into, the assets so purchased) and (iii) such Lien shall be discharged within two years of such Lien being granted;

(f) Liens created to secure Indebtedness incurred for the purpose of acquiring or developing any real or personal property or for some other purpose in connection with the acquisition or development of such property, provided that (i) such Lien shall secure only such Indebtedness,

(ii) such Lien shall not apply to any other assets of Amcor or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the property so acquired or developed and (iii) the rights of the holder of the Indebtedness secured by such Lien shall be limited to the property that is subject to such Lien, it being the intention that the holder of such Lien shall not have any recourse to Amcor or any Subsidiaries personally or to any other property of Amcor or any Subsidiary;

(g) Liens for any borrowings from any financial institution for the purpose of financing any import or export contract in respect of which any part of the price receivable is guaranteed or insured by such financial institution carrying on an export credit guarantee or insurance business, provided that (i) such Lien applies only to the assets that are the subject of such import or export contract and (ii) the amount of Indebtedness secured thereby does not exceed the amount so guaranteed or insured;

(h) Liens for Indebtedness from an international or governmental development agency or authority to finance the development of a specific project, provided that (i) such Lien is required by applicable law or practice and (ii) the Lien is created only over assets used in or derived from the development of such project;

(i) any Lien created in favor of co-venturers of Amcor or any Subsidiary pursuant to any agreement relating to an unincorporated joint venture, provided that (i) such Lien applies only to the Equity Interests in, or the assets of, such unincorporated joint venture and (ii) such Lien secures solely the payment of obligations arising under such agreement;

(j) Liens over goods and products, or documents of title to goods and products, arising in the ordinary course of business in connection with letters of credit and similar transactions, provided that such Liens secure only the acquisition cost or selling price (and amounts incidental thereto) of such goods and products required to be paid within 180 days;

(k) Liens arising by operation of law in the ordinary course of business of Amcor or any Subsidiary;

(l) Liens created by Amcor or any Subsidiary over a Project Asset of Amcor or such Subsidiary, provided that such Lien secures only (i) in the case of a Lien over assets referred to in clause (a) of the definition of Project Assets, Limited Recourse Indebtedness incurred by Amcor or such Subsidiary or (ii) in the case of a Lien over Equity Interests referred to in clause (b) of the definition of Project Assets, Limited Recourse Indebtedness incurred by the direct Subsidiary of Amcor or such Subsidiary;

(m) Liens arising under any netting or set-off arrangement entered into by Amcor or any Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Amcor or any Subsidiary;

(n) Liens incurred in connection with any extension, renewal, replacement or refunding (together, a "refinancing") of any Lien permitted in clauses (a) through (m) above and any successive refinancings thereof permitted by this clause (n) (each an "Existing Security"), provided that (i) such Liens do not extend to any asset that was not expressed to be subject to the Existing Security, (ii) the principal amount of Indebtedness secured by such Liens does not exceed the principal amount of Indebtedness that was outstanding and secured by the Existing Security at the time of such refinancing and (iii) any refinancing of an Existing Security incurred in accordance with clauses (c) through (e) above (and any subsequent refinancings thereof permitted by this clause (n)) will not affect the obligation to discharge such Liens within the time frames that applied to such Existing Security at the time it was first incurred (as specified in the applicable clause);

(o) any Lien arising as a result of a Change in Lease Accounting Standard; and

(p) other Liens by Amcor or any Subsidiary securing Indebtedness, provided that, immediately after giving effect to the incurrence or assumption of any such Lien or the incurrence of any Indebtedness secured thereby, the aggregate principal amount of all outstanding Indebtedness of Amcor and any Subsidiary secured by any Liens pursuant to this clause (p) shall not exceed 10% of Total Tangible Assets at such time.

There are no restrictions in the indenture limiting the amount of unsecured Indebtedness that Amcor or any of its Subsidiaries may have outstanding at any time.

Consolidation, merger and sale of assets

The indenture provides that for so long as any of the Notes of any series issued thereunder or Guarantees thereunder are outstanding, neither the Issuer nor any applicable Guarantor may consolidate with or merge into any other Person that is not the Issuer or an applicable Guarantor, or convey, transfer or lease all or substantially all of its properties and assets to any Person that is not the Issuer or an applicable Guarantor, unless:

(1) any Person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or to whom the Issuer or such Guarantor, as the case may be, has conveyed, transferred or leased all or substantially all of its properties and assets is a corporation, partnership or trust organized and validly existing under the laws of its jurisdiction of organization, and such Person either is the Issuer or any other applicable Guarantor or assumes by supplemental indenture the Issuer's or such Guarantor's obligations, as the case may be, on such Notes or such Guarantees, as applicable, and under the indenture (including any obligation to pay any Additional Amounts);

(2) immediately after giving effect to the transaction and treating any Indebtedness which becomes an obligation of the Issuer or any applicable Guarantor as a result of such transaction as having been incurred at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(3) any such Person not incorporated or organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, Jersey, the Commonwealth of Australia or the United Kingdom or any state or territory thereof shall expressly agree by a supplemental indenture,

(a) to indemnify the holder of each such Note and each beneficial owner of an interest therein against (X) any tax, duty, assessment or other governmental charge imposed on such holder or beneficial owner or required to be withheld or deducted from any, payment to such holder or beneficial owner as a consequence of such consolidation, merger, conveyance, transfer or lease, and (Y) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease, and

(b) that all payments pursuant to such Notes or such Guarantees in respect of the principal of and any premium and interest on such Notes, as the case may be, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of organization or residency of such Person or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by such jurisdiction or any such subdivision or authority to be withheld or deducted, in which case such Person will pay such additional amounts ("Successor Additional Amounts") as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each holder or beneficial owner of a Note of such series of the amounts which would have been received pursuant to such Notes or such Guarantees, as the case may be, had no such withholding or deduction been required, subject to the same exceptions as would apply with respect to the payment by the applicable Issuer or the applicable Guarantors of Additional Amounts in respect of such Notes or such Guarantees (substituting the jurisdiction of organization of such Person for any Relevant Jurisdiction) (see "—Payment of additional amounts"); and

(4) certain other conditions are met.

The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Issuer or the applicable Guarantors that may adversely affect holders of the Notes.

Modification and waiver

There are three types of changes the Issuer can make to the indenture and the Notes.

Changes requiring unanimous approval

First, there are the following changes, which the Issuer cannot make to the Notes or the indenture without the specific consent of the holder of each Note affected thereby:

•Change the stated maturity of, or any installment of, the principal, premium (if any) or interest on the Notes or the rate of interest on the Notes or change the Issuer’s obligation to pay Additional Amounts on the Notes, as described above under the section entitled "—Payment of additional amounts."

•Change the place or currency of payment on the Notes.

•Impair the ability of any holder of the Notes of such series to sue for payment.

•Reduce the amount of principal payable upon acceleration of the maturity of the Notes following an Event of Default.

•Reduce any amounts due on the Notes.

•Reduce the aggregate principal amount of the Notes the consent of the holders of which is needed to modify or amend the indenture.

•Reduce the aggregate principal amount of the Notes the consent of the holders of which is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

•Modify in a way that adversely affects holders any other aspect of the provisions dealing with modification or waiver under the indenture.

•Modify in a way that adversely affects holders the terms and conditions of the applicable Guarantors' payment obligations (including with respect to Additional Amounts) under the Notes.

•Waive a default or an Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the outstanding Notes, and a waiver of the payment default that resulted from such acceleration).

•Subordinate the Notes or the Guarantees thereof to any other obligation of the Issuer or any of the applicable Guarantors.

•Release any applicable Guarantee (other than in accordance with the indenture).

•Change any of the provisions set forth above requiring the consent of the holders of the Notes.

Changes requiring majority approval

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding the Notes affected thereby, the Issuer and the Trustee may modify the indenture or the Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of such Notes; provided that the Issuer cannot obtain a waiver of a payment default or any change in respect of the indenture or the Notes listed under "—Changes requiring unanimous approval" without the consent of each holder of the Notes to such waiver or change.

Changes not requiring approval

The third type of change does not require any vote or consent by holders of the Notes. This type is limited to clarifications and certain other changes as specified in the indenture that would not adversely affect holders of the Notes in any material respect.

Further details concerning voting / consenting

When taking a vote or obtaining a consent, the Issuer will use the principal amount that would be due and payable on the voting date, if the maturity of the corresponding Notes were accelerated to that date because of an Event of Default.

Notes will not be considered outstanding, and therefore not eligible to vote, if the Issuer has deposited or set aside in trust for you money for their payment or redemption, or if such Notes have been cancelled by the Trustee or delivered to the Trustee for cancellation.

The Issuer will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders of the Notes. If the Issuer or the Trustee sets a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of such Notes on the record date and must be taken within 180 days following the record date or a shorter period that the Issuer may specify (or as the Trustee may specify, if it set the record date). The Issuer may shorten or lengthen (but not beyond 180 days) this period from time to time.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all debt securities issued thereunder, when:

•either:

◦all debt securities under the indenture that have been authenticated and delivered, except lost, stolen or destroyed debt securities under the indenture that have been replaced or paid and applicable series of debt securities for whose payment money has been deposited in trust and thereafter repaid to the applicable issuer or discharged from such trust, have been delivered to the Trustee for cancellation; or

◦all debt securities under the indenture that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year, and, in each case the applicable issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of such debt securities, cash in US dollars, not-callable U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable series of debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the maturity date or redemption date, as the case may be;

•no default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the applicable issuer is a party or by which the applicable issuer is bound;

•the applicable issuer has paid or caused to be paid all sums payable by it under the indenture including all amounts due and payable to the trustee; and

•the applicable issuer has delivered irrevocable instructions to the trustee under the applicable indenture to apply the deposited money toward the payment of the applicable series of debt securities at its maturity date or redemption date, as the case may be.

In addition, the applicable issuer must deliver to the Trustee an officers' certificate of one of its responsible officers and an opinion of counsel reasonably acceptable to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance and covenant defeasance

The indenture provides that the Issuer and the Guarantors, at the Issuer’s or the applicable Guarantor(s)'s option with respect to the Notes and the Guarantees:

(1) will be deemed to have been discharged from their respective obligations in respect of the Notes (except for certain obligations to register the transfer of or exchange the Notes, to replace stolen, lost, destroyed or mutilated Notes upon satisfaction of certain requirements (including, without limitation; providing such security or indemnity as the Trustee, the Issuer or the applicable Guarantors may require) and except obligations to pay all amounts due and owing to the Trustee under the indenture), to maintain paying agents and to hold certain moneys in trust for payment); or

(2) need not comply with certain restrictive covenants of the indenture (including those described under "—Certain covenants—Limitation on Liens" and "—certain Covenants—Consolidation, merger and sale of assets"), in each case if the Issuer or the applicable Guarantors deposit in trust with the Trustee (i) money in an amount, (ii) U.S. Government Obligations that through the scheduled payment of principal and interest in respect of the Notes in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (iii) a combination thereof, in each case sufficient to pay all the principal of, and any premium and interest (and any Additional Amounts then known) on the Notes, on the dates such payments are due in accordance with the terms of the indenture.
In the case of discharge pursuant to clause (1) above, the Issuer or the applicable Guarantors, as the case may be, is required to deliver to the Trustee an opinion of counsel stating that (a) the Issuer or the applicable Guarantors, as the case may be, has received from, or there has been published by, the IRS, a ruling or (b) since the original issue date of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the exercise of the option under clause (1) above and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised. In the case of discharge pursuant to clause (2) above, the Issuer or the applicable Guarantors, as the case may be, is required to deliver to the Trustee an opinion of counsel stating that the holders of the Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the exercise of the option under clause (2) above and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such option had not been exercised.

Guarantees

Under each Guarantee, each Guarantor unconditionally guaranteed the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due on the Notes and under the applicable indenture when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional redemption or repayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the Notes.
The obligations of each Guarantor under the Guarantees are unconditional, regardless of the enforceability of the Notes, and will not be discharged until all obligations under the Notes and the applicable indenture are satisfied. Holders of the applicable Notes may proceed directly against the applicable Guarantor under the applicable Guarantee if an event of default affecting those Notes occurs without first proceeding against the Issuer.

Fraudulent conveyance or transfer considerations

England and wales

Under English insolvency law, if a company enters administration or goes into liquidation, then the administrator or liquidator, as applicable, has certain powers to, among other things, apply to the court for such order as the court sees fit (including an order to set aside any transaction) to restore the position to what it would have been if the company had not entered into a transaction with any person at an "undervalue" (as described in the UK Insolvency Act 1986) if the transaction was entered into at a time in the period of two years ending with the onset of insolvency. A transaction might be at an "undervalue" if the company makes a gift to or otherwise receives no consideration from another party or receives consideration the value of which (in money or money's worth) is significantly lower than the value of the consideration given by the company. A court generally will not intervene, however, if the company entered into a transaction in good faith and for the purpose of carrying on its business and, at the time it did so, there were reasonable grounds for believing the transaction would benefit the company.

Additionally, if the liquidator or administrator can show that a "preference" was given by a company at a time in the period of six months ending with the onset of insolvency (or two years if the preference is to a connected person), a court can make such order as it see fits to restore the position to what it would have been had the preference not been given (including an order to set aside any transaction). Generally, a company gives a preference to a person if it does anything or suffers anything to be done which has the effect of putting a person who is one of the company's creditors, sureties or guarantors in a position which, in the event of the company's insolvent liquidation, will be better than the position that person would have been in had that thing not been done.

A court will only make an order in respect of a transaction at an undervalue or a preference if, at the time of the relevant transaction or preference, the company was insolvent within the meaning of the UK Insolvency Act 1986 or became insolvent as a consequence of the transaction or preference. Further, a court will not make an order in respect of a preference to a person unless the company was influenced in deciding to give the preference by a desire to improve that person's position in the event of the company's insolvent liquidation than if that thing had not been done, though this desire is presumed where the preference is to a connected person.

In addition, if it can be shown that a transaction entered into by a company was made at an undervalue and was made for the purpose of putting assets beyond the reach, or otherwise prejudicing the interests, of persons who might claim against it, then the court may make such order as it thinks fit for restoring the position to what it would have been had the transaction not been entered into (including an order to set aside any transaction) and for protecting the interests of "victims" of the transaction. Any person who is such a "victim" of the transaction (with the leave of the court), as well as the administrator or liquidator of the company, may assert such a claim. There is no statutory time limit within which a claim must be made, other than relevant limitation periods, and the company need not be insolvent at the time of the transaction or in liquidation or administration.

Australia

Under Australian insolvency laws, a guarantee may not be enforceable against a guarantor if a court were to find, in an insolvency or liquidation proceeding, (a) that the guarantor was insolvent (unable to pay its debts as they become due) at the time it provided its guarantee or was rendered insolvent by virtue of giving such guarantee and (b) upon application of a liquidator, where the winding up has begun within four years of the issuance of such guarantee, that the issuance of such guarantee was an "uncommercial transaction" under the Australian Act, which determination would be based upon a conclusion that a reasonable person in such guarantor's circumstances would not have issued such guarantee after consideration of (i) the benefits, if any, realized by such guarantor of issuing such guarantee, (ii) the detriment to such guarantor of issuing such guarantee, (iii) the respective benefits realized by other parties to the transaction, and (iv) any other fact that a reasonable person would consider relevant in connection with making such determination.

United States

Under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•was insolvent or rendered insolvent by reason of such incurrence;

•was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

•intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•the present fair saleable value of its assets was less than the amount that would be required, to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•it could not pay its debts as they become due.

Jersey

Under Article 17 of the Bankruptcy (Désastre) (Jersey) Law 1990, as amended (the "Jersey Bankruptcy Law") and Article 176 of the Jersey Companies Law, the court may, on the application of the Viscount of Jersey (in the case of a company whose property has been declared "en désastre") or liquidator (in the case of a creditors' winding up, a procedure which is instigated by shareholders not creditors), set aside a guarantee entered into by a company with any person at an undervalue. There is a five year look back period from the date of commencement of the winding up or declaration of "désastre" during which guarantees are susceptible to examination pursuant to this rule. If the court determines that the transaction was a transaction at an undervalue, the court can make such order as it thinks fit to restore the position to what it would have been in if the transaction had not been entered into. In any proceedings, it is for the Viscount of Jersey or liquidator to demonstrate that the Jersey company was insolvent unless a beneficiary of the transaction was a connected person or associate of the company, in which case there is a presumption of insolvency and the connected person must demonstrate the Jersey company was not insolvent when it entered the transaction in such proceedings.

Under Article 17A of the Jersey Bankruptcy Law and Article 176A of the Jersey Companies Law, the court may, on the application of the Viscount of Jersey (in the case of a company whose property has been declared "en désastre") or liquidator (in the case of a creditors' winding up), set aside a preference (including a guarantee) given by the company to any person. There is a 12 month look back period from the date of commencement of the winding up or declaration of "désastre" during which guarantees are susceptible to examination pursuant to this rule.

A guarantee will constitute a preference if it has the effect of putting a creditor of the Jersey company (or a surety or guarantor for any of the company's debts or liabilities) in a better position (in the event of the company going into an insolvent winding up) than such creditor, guarantor or surety would otherwise have been in had that transaction not been entered into. If the court determines that the guarantee constituted such a preference, the court has very wide powers for restoring the position to what it would have been if that preference had not been given. However, for the court to do so, it must be shown that in deciding to give the preference the Jersey company was influenced by a desire to produce the preferential effect. In any proceedings, it is for the Viscount of Jersey or liquidator to demonstrate that the Jersey company was insolvent at the relevant time and that the company was influenced by a desire to produce the preferential effect, unless the beneficiary of the guarantee was a connected person, in which case there is a presumption that the company was influenced by a desire to produce the preferential effect and the connected person must demonstrate in such proceedings that the company was not influenced by such a desire.

In addition to the Jersey statutory provisions referred to above, there are certain principles of Jersey customary law (for example, a Pauline action) under which dispositions of assets with the intention of defeating creditors' claims may be set aside.

Certain definitions

•"Accounts" means the consolidated statement of financial position, consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement of the Group, prepared on a consolidated basis in accordance with U.S. GAAP, together with reports (including directors' reports and, if applicable, auditors' reports) and notes attached to or intended to be read with any such consolidated financial statements.

•"Australian Act" means the Corporations Act 2001 (Cwlth) of Australia.

•"Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, United States or London, United Kingdom are authorized or required by law to close and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

•"Change in Lease Accounting Standard" means, and shall be deemed to have occurred, as of the date of effectiveness of the FASB Accounting Standards Codification 842, Leases (or any other United States Accounting Standards Codification having a similar result or effect) (and related interpretations) and, as applicable, the date of effectiveness of the AASB AAS 16 (Leases).

•"Change of Control" means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Amcor and its Subsidiaries taken as a whole to any person (including any "person" as that term is used in Section 13(d)(3) of the Exchange Act) other than to Amcor or one of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any "person" as that term is used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the outstanding Voting Stock of Amcor, measured by voting power rather than number of shares;

(3) Amcor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Amcor, in any such event pursuant to a transaction in which any of the Voting Stock of Amcor or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Amcor constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of Amcor cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of Amcor.

•"Change of Control Trigger Period" means, with respect to any Change of Control, the period commencing upon the earlier of (i) the occurrence of such Change of Control or (ii) 60 days prior to the date of the first public announcement of such Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Change of Control Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies engaged by Amcor or Amcor UK has publicly announced that it is considering a possible ratings change).

•Under the indenture, "Change of Control Triggering Event" means with respect to any Change of Control:

(1) if there are two Rating Agencies engaged by Amcor or Amcor UK providing ratings for the Notes issued under the indenture on the first day of the Change of Control Trigger Period with respect to such Change of Control, both Rating Agencies engaged by Amcor or Amcor UK cease to rate such Notes Investment Grade during such Change of Control Trigger Period; and

(2) if there are three Rating Agencies engaged by Amcor or Amcor UK providing a rating for the Notes issued under the indenture on the first day of the Change of Control Trigger Period with respect to such Change of Control, two or more Rating Agencies engaged by Amcor or Amcor UK cease to rate such Notes Investment Grade during such Change of Control Trigger Period.

If there are not at least two Rating Agencies engaged by Amcor or Amcor UK providing a rating for the Notes issued under the indenture on the first day of any Change of Control Trigger Period, a Change of Control Triggering Event shall be deemed to have occurred. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

•"Continuing Director" means, as of any date of determination, any member of the board of Amcor who (i) was a member of such board on the date of the issuance of the Notes; or (ii) was nominated for election or elected to such board with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

•"Default" means any event which is, or after notice or lapse of time or both would become, an Event of Default.

•"Equity Interests" means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that, prior to the conversion thereof, debt securities convertible into Equity Interests shall not constitute Equity Interests.

•"Finance Lease" means a "finance lease" in accordance with U.S. GAAP under FASB Accounting Standards Codification 840, Leases.

•"Fitch" means Fitch, Inc., a subsidiary of Fimalac, S.A., and its successors.

•"Group" means Amcor and its Subsidiaries taken as a whole.

•"Hedge Agreement" means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that any options, rights or shares issued pursuant to any employee share or bonus plan, including any phantom rights or phantom shares, or any similar plans providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Amcor or its Subsidiaries shall not be a Hedge Agreement.

•"Indebtedness" means, with respect to any Person, all obligations of such Person, present or future, actual or contingent, in respect of moneys borrowed or raised or otherwise arising in respect of any financial accommodation whatsoever, including (a) amounts raised by acceptance or endorsement under any acceptance credit or endorsement credit opened on behalf of such Person, (b) any Indebtedness (whether actual or contingent, present or future) of another Person that is guaranteed, directly or indirectly, by such Person or that is secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (c) the net amount actually or contingently (assuming the arrangement was closed out on the relevant day) payable by such Person under or in connection with any Hedge Agreement, (d) liabilities (whether actual or contingent, present or future) in respect of redeemable preferred Equity Interests in such Person or any obligation of such Person incurred to buy back any Equity Interests in such Person, (e) liabilities (whether actual or contingent, present or future) under Finance Leases for which such Person is liable, (f) any liability (whether actual or contingent, present or future) in respect of any letter of credit opened or established on behalf of such Person, (g) all obligations of such Person in respect of the deferred purchase price of any asset or service and any related obligation deferred (i) for more than 90 days or (ii) if longer, in respect of trade creditors, for more than the normal period of payment for sale and purchase within the relevant market (but not including any deferred amounts arising as a result of such a purchase being contested in good faith), (h) amounts for which such Person may be liable (whether actually or contingently, presently or in the future) in respect of factored debts or the advance sale of assets for which there is recourse to such Person, (i) all obligations of such Person evidenced by debentures, notes, debenture stock, bonds or other financial instruments, whether issued for cash or a consideration other than cash and in respect of which such Person is liable as drawer, acceptor, endorser, issuer or otherwise, (j) obligations of such Person in respect of notes, bills of exchange or commercial paper or other financial instruments and (k) any indebtedness (whether actual or contingent, present or future) for moneys owing under any instrument entered into by such Person primarily as a method of raising finance and that is not otherwise referred to in this definition. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

•"Investment Grade" means (i) a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's); (ii) a rating of BBB-or better by S&P (or its equivalent under any successor rating category of S&P); (iii) a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or (iv) in the event of the Notes being rated by a permitted Substitute Rating Agency, the equivalent of either (i), (ii) or (iii) by such Substitute Rating Agency.

•"Lien" means, with respect to any asset, (a) any mortgage, deed or other instrument of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any arrangement entered into for the purpose of making particular assets available to satisfy any Indebtedness or other obligation and (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease or capital lease or title retention agreement (other than any title retention agreement entered into with a vendor on normal commercial terms in the ordinary course of business) relating to such asset.

•"Limited Recourse Indebtedness" means Indebtedness incurred by Amcor or any Subsidiary to finance the creation or development of a Project or proposed Project of Amcor or such Subsidiary, provided that, as specified in the terms of such Limited Recourse Indebtedness:

(a) the Person (the "Relevant Person") in whose favor such Indebtedness is incurred does not have any right to enforce its rights or remedies (including for any breach of any representation or warranty or obligation) against Amcor or such Subsidiary, as applicable, or against the Project Assets of Amcor or such Subsidiary, as applicable, in each case, except for the purpose of enforcing a Lien that attaches only to the Project Assets and secures an amount equal to the lesser of the value of the Project Assets of Amcor or such Subsidiary, as applicable encumbered by such Lien and the amount of Indebtedness secured by such Lien; and

(b) the Relevant Person is not permitted or entitled (i) except as and to the extent permitted by clause (a) above, to enforce any right or remedy against, or demand payment or repayment of any amount from, Amcor or any Subsidiary (including for breach of any representation or warranty or obligation), (ii) except as and to the extent permitted by clause (a) above, to commence or enforce any proceedings against Amcor or any Subsidiary or (iii) to apply to wind up, or prove in the winding up of, Amcor or any Subsidiary, such that the Relevant Person's only right of recourse in respect of such Indebtedness or such Lien is to the Project Assets encumbered by such Lien.

•"Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

•"Person" means any individual, corporation, partnership, association, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

•"Project" means any project or development undertaken or proposed to be undertaken by Amcor or any Subsidiary involving (a) the acquisition of assets or property, (b) the development of assets or property for exploitation or (c) the acquisition and development of assets or property for exploitation.

•"Project Assets" means (a) any asset or property of Amcor or any Subsidiary relating to the creation or development of a Project or proposed Project of Amcor or such Subsidiary, including any assets or property of Amcor or such Subsidiary, as applicable, derived from, produced by or related to such Project and (b) any fully paid shares or other Equity Interests in any Subsidiary that are held by the direct parent company of such Subsidiary, provided that (i) such Subsidiary carries on no business other than the business of such Project or proposed Project and (ii) there is no recourse to such direct parent company of such Subsidiary other than to those fully paid shares or other Equity Interests and the rights and proceeds in respect of such shares or Equity Interests.

•"Rating Agency" means each of Moody's, S&P, Fitch or any Substitute Rating Agency, but only to the extent such Rating Agency is then-engaged by Amcor or Amcor UK to provide a rating for the Notes.

•"S&P" means Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc., and its successors.

•"Specified Indebtedness" means Indebtedness of the Issuer or any applicable Guarantor in an outstanding principal amount of at least $150,000,000 (or its equivalent in the relevant currency of payment) issued under any credit facility, indenture, purchase agreement, credit agreement or similar facility.

•"Subsidiary" means, with respect any Person, (a) any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns or controls sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and (b) any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of Amcor.

•"Substitute Rating Agency" means a "nationally recognized statistical rating organization" within the meaning of the Exchange Act engaged by Amcor to provide a rating of the Notes in the event that Moody's, S&P or Fitch, or any other Substitute Rating Agency, has ceased to provide a rating of the Notes for any reason other than as a result of any action or inaction by Amcor, and as a result thereof there are no longer two Rating Agencies providing ratings of the Notes.

•"Total Tangible Assets" means, as of any date, (a) the aggregate amount of the assets (other than intangible assets, goodwill and deferred tax assets) of the Group, as disclosed on the consolidated statement of financial position in the most recent Accounts of the Group, minus (b) the lesser of (i) the aggregate value of all Project Assets subject to any Lien securing any Limited Recourse Indebtedness and (ii) the aggregate principal amount of Limited Recourse Indebtedness, in each case, as reflected in (or derived from) the most recent Accounts of the Group, plus (c) the net cash proceeds received by Amcor from any share capital issuance by Amcor consummated after the date of the most recent balance sheet included in such Accounts and on or prior to such date.

•"U.S. GAAP" means the generally accepted accounting principles in the United States.

•"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable at the Issuer's option.

•"Voting Stock" of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.